                                                                    EXHIBIT 99.1

                            Mohawk Industries, Inc.
                                 Press Release


                                 [LOGO OF MOHAWK INDUSTRIES, INC. APPEARS HERE]



For Release:        Immediately

Contact:            John D. Swift, Chief Financial Officer

                       MOHAWK INDUSTRIES, INC. ANNOUNCES
                       RECORD FIRST QUARTER 1999 RESULTS

Calhoun, Georgia, April 22, 1999 - Mohawk Industries, Inc. (NYSE: MHK) today announced record results for the quarter ended April 3, 1999. Net earnings for the quarter increased 63% to $27,892,000 or $0.46 diluted earnings per share, compared to $17,135,000, or $0.28 diluted earnings per share, for the first quarter of 1998. This improvement in net earnings was a result of both higher sales and higher gross margins. Net sales for the quarter increased 20% to $709,217,000 compared to $589,521,000 for the first quarter of 1998. This sales increase was primarily attributable to internal growth, four additional business days in the 1999 quarter and the impact of 1998 and 1999 acquisitions. Sales (excluding acquisitions) increased 15% over the same period in 1998. Four extra business days in the first quarter of 1999 versus the first quarter of 1998 were somewhat offset by harsher winter conditions in the Midwest and Northeast during 1999. Excluding the extra days and acquisitions, sales increased approximately 8% during the first quarter of 1999 compared to the first quarter of 1998.

In commenting on the first quarter performance, David L. Kolb, Chairman and CEO, stated, "We are very pleased with first quarter operations. Net sales growth was achieved internally as well as through acquisitions. Our improvement in gross margins and net earnings in the first quarter result primarily from manufacturing efficiencies and favorable material costs. Selling, general and administrative expenses have increased in 1999 primarily as a result of increased sample costs related to new marketing initiatives under the Floorscapes and Color Center programs. These programs are being favorably received by our customers, and we are optimistic about the future results of these programs.

I am proud to announce our company recently received recognition for several different product awards and other accomplishments.
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     1. We received the top award (Dealer's Choice Award), at Surfaces 1999, the largest industry trade show, for the best carpet introduction for our Heirloom Collection. Last year we took top honors for our Kid Proof collection.

     2. We received the Sears Roebuck 1999 Partner in Progress award which is given to a select group of vendors for excellence in service, quality and innovation.

     3. Our company is now included in the Standard & Poors MidCap index after being moved from the S&P SmallCap index.

We completed two acquisitions in the first quarter of 1999. Our purchase of Image has made Mohawk one of the top manufacturers of polyester residential carpet with state-of-the art recycling and production technology. Our acquisition of Durkan Patterned Carpets is providing opportunities to further strengthen our commercial product offerings, particularly, in the hospitality market. These acquisitions are being integrated with our existing systems, procedures and procurement practices and are expected to become accretive during 1999."

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, new products and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on assumptions regarding the Company's ability to successfully integrate the Image and Durkan acquisitions and to successfully complete the new marketing programs. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers, raw material prices, timing and level of capital expenditures, the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time, the successful introduction of new products, the successful rationalization of existing operations, and other risks identified from time to time in the Company's SEC reports and public announcements.


Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Mohawk," "Aladdin," "Alexander Smith," "Bigelow," "Durkan," "Galaxy," "Harbinger," "Helios," "Horizon," "Image," "Karastan," "Mohawk Commercial" and "World". Mohawk offers a broad line of washable accent and bath rugs through Aladdin and Newmark & James; area rugs through Karastan, American Rug Craftsmen and American
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Weavers; and decorative throws, placemats, table runners and kitchen chair pads through American Weavers. Mohawk also offers a complete laminate product line under the INSIGNIA brand name and distributes carpet padding and ceramic tile. The Company markets its products primarily through retailers and commercial dealers.



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                   MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
[CAPTION]


                                                                    Three Months Ended
Consolidated Statement of Earnings Data                       ---------------------------------
(Amounts in thousands, except per share data)                 Apr 3, 1999       Mar 28, 1998 (1)
                                                              -----------       ---------------

Net sales                                                      $  709,217             589,521
Cost of sales                                                     529,518             452,778
                                                               ----------           ---------
  Gross profit                                                    179,699             136,743
Selling, general and administrative expenses                      124,090              98,464
                                                               ----------           ---------
  Operating income                                                 55,609              38,279
Interest expense                                                    7,854               7,990
Other expense (income), net                                         1,469                 (56)
                                                               ----------           ---------
  Earnings before income taxes                                     46,286              30,345
Income taxes                                                       18,394              13,210
                                                               ----------           ---------
  Net earnings                                                 $   27,892              17,135
                                                               ==========           =========
Basic earnings per share                                       $     0.46                0.28
                                                               ==========           =========
Weighted-average common shares outstanding                         60,565              60,266
                                                               ==========           =========
Diluted earnings per share                                     $     0.46                0.28
                                                               ==========           =========
Weighted-average common and dilutive potential common
  shares outstanding                                               61,285              60,977
                                                               ==========           =========

Consolidated Balance Sheet Data
(Amounts in thousands)

ASSETS                                                        Apr 3, 1999       Mar 28, 1998 (1)
                                                              -----------       ---------------
Current assets:
    Cash                                                       $      --                   80
    Receivables                                                   360,676             328,627
    Inventories                                                   499,003             407,689
    Prepaid expenses                                                8,649              12,623
    Deferred income taxes                                          52,304              38,291
                                                               ----------           ---------
        Total current assets                                      920,632             787,310
Property, plant and equipment, net                                591,626             415,388
Other assets                                                      111,411              77,021
                                                               ----------           ---------
                                                               $1,623,669           1,279,719
                                                               ==========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt                          $  197,087              43,157
    Accounts payable and accrued expenses                         381,556             344,324
                                                               ----------           ---------
        Total current liabilities                                 578,643             387,481
Long-term debt, less current portion                              363,369             346,979
Deferred income taxes and other long-term liabilities              35,950              35,131
                                                               ----------           ---------
        Total liabilities                                         977,962             769,591
                                                               ----------           ---------
Total stockholders' equity                                        645,707             510,128
                                                               ----------           ---------
                                                               $1,623,669           1,279,719
                                                               ==========           =========

(1) Restated to give retroactive effect to the merger of Mohawk and Durkan, which was accounted for under the pooling-of-interests basis of accounting.

--------------------------------------------------------------------------------
    Dates for Future Press Releases and Conference Calls:

                    Press Release Conference Call
    1st Qtr. 1999   April 22      April 23     11:00 a.m. (800-603-9255)
    2nd Qtr. 1999   July 22       July 23      11:00 a.m.       "
    3rd Qtr. 1999   October 21    October 22   11:00 a.m.       "
    4th Qtr. 1999   February 10   February 11  11:00 a.m.       "